November 15, 2016 – 4:00 pm

Air Industries Group (the "Company" or "Air Industries") Announces Filing of Form 10-Q for the period ended September 30, 2016 and Conference Call:

Hauppauge, NY -- (Marketwired – November 15, 2016 – Air Industries Group (NYSE MKT: AIRI))

Air Industries Group (NYSE MKT: AIRI), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, announced today that it has timely filed its Form 10-Q with the Securities and Exchange Commission.

The financial results of the third quarter are disappointing. Revenue for the quarter was approximately $ 15.7 million, approximately $ 5.4 million less than the third quarter of 2015. Revenues for July and August were very poor, but began to improve in September, and this improvement continued in October.

The decline in revenue results from production difficulties and not from any erosion in current orders or backlog. In part the Company’s production difficulties result directly from some dramatic increase in orders at some business units. At others it results from delays in introducing new products.

Mr. Daniel Godin, Chief Executive Officer of Air Industries Group commented: “We have responded to our difficulties in several ways. We have reorganized our management structure changing top leadership at several of our operating companies and bringing on new, seasoned executives. We have also reorganized our operations geographically, placing two senior managers, one on Long Island and the second in Connecticut to more closely oversee and improve operations.  The management changes have not increased costs as they have been offset by personnel reductions. Additional changes are planned for the fourth quarter and beyond. We are also strengthening our New Product Introduction procedures and processes to streamline and accelerate our ability to convert our backlog into profitable sales.

We have also begun an overall cost reduction program. This effort will be firm wide, both at our corporate headquarters and throughout the Company.  We expect that these cost reductions will yield savings of significantly more than $ 1 million per year.”

 Mr. Michael Taglich, Chairman of the Board of Air Industries commented: “I share Mr. Godin’s disappointment with the results of the third quarter. The management reorganization plan has been developed by management in close consultation with me and with several of our Directors. I have full confidence in the plan and in Mr. Godin’s leadership in implementing it. To support the Company’s efforts I have personally invested more than $ 3 million in Air Industries this year. I expect that these efforts will result in increased revenue and improved financial performance in the near future.”

Air Industries Management will be conducting a conference call on Wednesday, November 16, 2016 at 1:00pm EDT in the afternoon:

Phone numbers:  800-723-6604 or 785-830-7977

Conference Code 780 2377

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries operates in three segments: Complex Machining of aircraft landing gear and flight controls, Aerostructures & Electronics, and Turbine & Engine products.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group
631.881.4913
ir@airindustriesgroup.com